      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2000
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                          ARONEX PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                    76-0196535
    (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                    Identification Number)

                          8707 TECHNOLOGY FOREST PLACE
                         THE WOODLANDS, TEXAS 77381-1191
                                 (281) 367-1666
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                             GEOFFREY F. COX, PH.D.
                             CHIEF EXECUTIVE OFFICER
                          8707 TECHNOLOGY FOREST PLACE
                         THE WOODLANDS, TEXAS 77381-1191
                                 (281) 367-1666
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      ------------------------------------

                                   Copies to:
                                JEFFREY R. HARDER
                             ANDREWS & KURTH L.L.P.
                        2170 BUCKTHORNE PLACE, SUITE 150
                           THE WOODLANDS, TEXAS 77380
                                 (713) 220-4801
                      ------------------------------------


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE


===================================================================================================================================
                                                                 Proposed maximum        Proposed maximum
           Title of each class of              Amount to be       offering price        aggregate offering           Amount of
        Securities to be registered            registered(1)       per share (2)            price (2)             registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share....     4,060,098             $2.50               $10,150,245               $2,679.66
===================================================================================================================================

(1)      Includes 1,127,524 shares issuable upon exercise of warrants.
(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based on the average of the high and low sales price per share of the Registrant's common stock on the Nasdaq National Market on May 31, 2000.
                      ------------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    Subject to completion, dated June 2, 2000


                                4,060,098 SHARES

                          ARONEX PHARMACEUTICALS, INC.

                                  COMMON STOCK

         The selling stockholders listed on page 11 may offer and resell up to 4,060,098 shares of our common stock under this prospectus, for each of their own accounts. The number of shares the selling stockholders may sell includes shares of common stock currently issued and outstanding, as well as shares of common stock that they may receive if they exercise their warrants. We will not receive any proceeds from these sales, but we will receive proceeds from the exercise of any warrants.

         Our common stock is quoted on the Nasdaq National Market under the symbol "ARNX." On May 31, 2000, the last sale price of our common stock was $2.50.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June 2, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the public reference facilities of the SEC in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.
Our SEC filings are also available to the public from the SEC's web site at http:\\www.sec.gov.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until the offering of the common stock is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. The documents that we incorporate by reference are:

         1. The description of the Company's common stock, par value $0.001 per share, contained in the Company's registration statement on Form 8-A filed with the Commission on April 23, 1992, including any amendments and reports filed for the purpose of updating such description.

         2. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

You may obtain a copy of these filings as set forth under "Where You Can Find More Information" above or request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                          Aronex Pharmaceuticals, Inc.
                          8707 Technology Forest Place
                         The Woodlands, Texas 77381-1191
                                 (281) 367-1666
                              Attention: Secretary

                                  RISK FACTORS

         INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, IN DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

We are In an Early Stage of Development, Have a History of Operating Losses, Anticipate Future Losses, May Not Generate Revenues From Product Sales and May Never Become Profitable

         Our business is at an early stage of development. We have not yet generated any revenues from the commercial sale of our products. We cannot assure that we will ever generate revenues from product sales.

         We have incurred losses and have had negative cash flows from operations since inception. We have funded our activities primarily from sales of stock and, to a lesser extent, from revenues under research and development agreements and grants. As of December 31, 1999, our accumulated deficit was $101.5 million. To date, we have dedicated most of our financial resources to the research and development of products, general and administrative expenses, and the prosecution of patents and patent applications.

         We expect to incur operating losses for at least the next several years. This is primarily attributable to our plan to spend substantial amounts on research and development of products, including preclinical studies and clinical trials, and, if we obtain necessary regulatory approvals, on sales and marketing efforts. We cannot assure that we will ever become profitable or that we will remain profitable if and when we become profitable.

We Will Require Future Capital and Are Uncertain of the Availability or Terms of Additional Funding. This May Lead to Bankruptcy if Funding Becomes Unavailable, or Dilution or other Adverse Effects to the Value of Our Shares or Our Stockholders' Rights Even if Funding is Available

         We will continue to require substantial additional funds for our operations. We believe that we can conserve our existing financial resources to satisfy our capital and operating requirements into mid 2001. In the future, we may need to raise substantial additional capital to fund operations. It is possible that changes in research and development plans, acquisitions or other events will require us to make unexpected large future expenditures.

         Additional funding may be available in the public or private capital markets and through collaboration agreements with partners. If, however, the results of our clinical trials are not favorable, it will be much more difficult for us to raise additional funds. We do not know if additional funding will be available at all or on acceptable terms. If we are not able to obtain funding, it may be necessary to curtail some or all research and development programs or to obtain funds through arrangements that require us to relinquish rights to some or all of our products or to declare bankruptcy. If we raise funds by selling more stock, share ownership by our current stockholders will be diluted. In addition, we may grant future investors rights which are superior to those of current stockholders.

Clinical Trial Results May Result in Failure to Obtain FDA Approval and Inability to Sell Products

         Before approving a drug for commercial sale as a treatment for a disease, the FDA and other regulatory authorities generally require that the safety and efficacy of a drug be demonstrated in humans. This is provided by showing results from adequate and well-controlled clinical trials in which the drug is used to treat patients suffering from the disease. We cannot predict whether our clinical trials will adequately demonstrate the drug's safety and efficacy or whether the FDA or other regulatory authority will agree with the sufficiency of the trial results. If our clinical trials do not demonstrate the safety or efficacy of our products, or if we otherwise fail to obtain regulatory approval for our products, we will not be able to generate revenues from the commercial sale of our products.

Delays in Patient Enrollment May Result in Increased Costs, Program Delays, or Both, to Clinical Trials

         Pivotal clinical trials are very costly and time-consuming. The speed with which we are able to enroll patients in clinical trials is affected by several factors, including the size of the patient population, competing trials, the proximity of patients to clinical sites, and the eligibility criteria for the study. These delays and complications can affect the cost of our clinical trials as well as our ability to complete clinical trials on schedule.

The FDA Can Impose Other Restrictions On Our Operations Which May Increase Costs or Delay or Prohibit Sales

         The FDA and other regulatory authorities will continue to review our products and periodically inspect the facilities used to manufacture those products both before and after the grant of regulatory approvals. If the FDA or other regulatory authorities identify problems with a product, manufacturer of our products or its facility, they may impose restrictions that may include warning letters, suspensions of regulatory approvals, operating restrictions, delays in obtaining new product approvals, withdrawal of the product from the market, product recalls, fines, injunctions and criminal prosecution.

Our Products Must Obtain Regulatory Approval In Other Countries Which May Delay or Prohibit Sales

         We and licensees of our products must obtain regulatory approvals in countries other than the United States before marketing products in those countries. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after product licensing approval is granted. As a result, we or our licensees may obtain regulatory approval for a product in a particular country, but then be subject to price regulation that prevents the sale of the product at satisfactory prices.

We Experience a Substantial Degree of Uncertainty Relating to Patents that, if Determined to be Unenforceable, Could Result in the Loss of the Patent or Claims Against Us

         Our success will depend to a large extent on our ability to:

         o obtain United States and foreign patent protection for drug candidates and processes,
         o preserve trade secrets, and
         o operate without infringing the proprietary rights of third parties.

         Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these patents are still developing. As a result, our ability to obtain and enforce patents that protect our products is uncertain and involves complex legal and factual questions.

         We also cannot be completely sure that the inventors of subject matter covered by our patents and patent applications were the first to invent or the first to file patent applications for such inventions. Furthermore, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Existing or future patents may be challenged, infringed upon, invalidated, found to be unenforceable or circumvented by others. We cannot assure that any of our rights under any issued patents will provide sufficient protection against competitive products or otherwise cover commercially valuable products or processes. We may not have identified all United States and foreign patents that pose a risk of infringement. We are also currently involved in certain interference proceedings relating to Aroplatin(TM).

We May Incur Substantial Costs and Delays As a Result of Proceedings and Litigation Regarding Patents and Other Proprietary Rights

         Proceedings involving our patents or patent applications could result in adverse decisions about:

         o the patentability of our inventions and products; and/or
         o the enforceability, validity or scope of protection offered by our patents.

         The manufacture, use or sale of our products may infringe on the patent rights of others. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, and fail successfully to defend an infringement action or to have infringing patents declared invalid, we may:

         o incur substantial money damages;
         o encounter significant delays in bringing products to market; and/or
         o be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring licenses.

Confidentiality Agreements with Employees and Others May Not Adequately Prevent Disclosure of Trade Secrets and Other Unpatented Proprietary Information, which, if Disclosed, Could Materially Adversely Affect Our Operations or Financial Condition

         Because trade secrets and other unpatented proprietary information are critical to our business, we seek protection through confidentiality agreements with employees, consultants, advisors and collaborators. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could have a material adverse effect on our business, results of operations and financial condition.

We Do Not Manufacture Our Own Products And May Not Be Able to Obtain Adequate Supplies, which Could Cause Delays or Reduce Profit Margins

         We do not have the facilities necessary to manufacture products in accordance with FDA good manufacturing practices. As a result, we use contract manufacturers to produce quantities for clinical testing. We have not entered into any agreement with our manufacturers except for (1) periodic purchase orders and (2) an agreement with Abbott, who holds an option to manufacture Nyotran(R). We do not expect to establish any significant manufacturing capacity in the near future. Instead, we intend to rely on corporate partners and contract manufacturers for the manufacture and supply of our products. Therefore, we may not be able to obtain supplies of products on acceptable terms or in sufficient quantities, if at all. Our dependence on third parties for the manufacture of products may also reduce our profit margins and ability to develop and deliver products with sufficient speed.

Our Products Require Materials that May Not Be Readily Available or Cost Effective, which May Adversely Affect Our Competitive Position or Profitability

         Some of our products, such as Annamycin and Aroplatin(TM), are new syntheses and are not yet available in commercial quantities. Raw materials necessary for the manufacture of these and other of our products may not be available in sufficient quantities or at a reasonable cost in the future. Complications or delays in obtaining raw materials or in product manufacturing could delay the submission of products for regulatory approval and the initiation of new development programs, which could materially impair our competitive position and potential profitability.

We Have No Experience In Sales, Marketing and Distribution and Rely on Third Parties, which May Result in Lower Sales, Higher Costs or Lower Profit Margins

         We anticipate relying on one or more pharmaceutical companies to market our products to customers, and, wherever possible, to retain co-marketing rights in certain markets such as the United States and Canada. Agreements have already been entered into with Abbott and Grupo Ferrer for distribution of Nyotran(R). We have retained co-marketing rights under the Abbott agreement for a limited period of time. To the extent that we use distribution arrangements with third parties to market products, our ability to generate revenues and profits will depend upon the efforts of these third parties.

         We are developing our own sales and marketing capabilities that will require us to make significant expenditures. We may not be successful in establishing sales, marketing and distribution capabilities. In addition, our ability to generate revenues and profits will be reduced or eliminated:

         o if we fail to establish sales, marketing and/or distribution capabilities or enter into arrangements with third parties;

         o if we or new marketing partners fail to market a product successfully;

         o if physicians do not prescribe our products; or

         o if patients do not accept our products.

Our Ability to Enter into Collaborative Arrangements Is Critical to Our Successful Development, Sales and Licensing of Products and Potential Profitability

         We are a product development company with limited resources. We do not conduct research and we are just beginning to create a marketing and sales department. Therefore, our present strategy involves entering into arrangements with corporate, government and academic collaborators, licensors, licensees and others. As a consequence, our success may depend in large part on the success of these other parties in performing their responsibilities. Also, we may not be able to establish additional collaborative arrangements or license agreements that are necessary to develop and commercialize products. Even if established, these collaborative or license agreements may not be successful. Some of these collaborative agreements and license agreements provide for milestone payments to us, and others require us to pay milestone payments to others. We may not be able to achieve the milestones that trigger payments to us. In addition, payments by us may not result in the development of marketable products by our collaborators.

Competition in the Biotechnology and Pharmaceutical Industries May Result in Competing Products, Superior Marketing of Other Products and Lower Revenues or Profits for Us

         We believe that competition will be intense for all of our product candidates. Our competitors include multinational pharmaceutical and chemical companies, specialized biotechnology firms, and universities and other research institutions. Many of these competitors have greater financial and other resources than we do. These competitors may succeed in developing products that are safer, more effective or less costly than our products. Even if our products prove to be more effective than those developed by our competitors, our competitors may be more successful because of greater financial resources, greater experience in conducting preclinical and clinical trials and obtaining regulatory approval, stronger sales and marketing efforts, earlier receipt of approval for competing products and other factors.

         Some of our competitors are active in the development of proprietary liposomes and in liposomal research and product development to treat cancer and certain fungal infections. Some of these companies' products have regulatory approval in the United States and other countries. Any marketing of these and other products that treat diseases targeted by us could reduce the market acceptance of our products. The presence of directly competitive products could also result in intense price competition, which could reduce our revenues and profits.

We May Not Be Able to Keep Up With The Rapid Technological Change in the Biotechnology and Pharmaceutical Industries, Which Could Make Our Products Obsolete

         Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies. Any compounds, products or processes that we develop may become obsolete before we recover expenses incurred in developing those products.

Our Success May Depend on Third-Party Reimbursement of Patients' Costs for Our Products

         Our ability to commercialize products successfully will depend in part on the extent to which various third parties are willing to reimburse patients for the costs of our products and related treatments. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third-party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for our products, even if they are safer or more effective than the alternatives. In addition, the trend toward managed healthcare and government insurance programs could result in lower prices and reduced demand for our products. Cost containment measures instituted by healthcare providers and any general healthcare reform could affect our ability to sell products and may have a material adverse effect on us.

         We cannot predict what additional legislation or regulation relating to the healthcare industry or third-party coverage and reimbursement may be enacted in the future, or what effect any legislation or regulation might have on our business.

Our Activities Involve the Use of Hazardous Materials, which Subject Us to Regulation, Related Costs and Delays and Potential Liabilities

         Our activities involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although we believe that our procedures for handling and disposing of these materials comply with state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with and substantial fines or penalties if we violate any of these laws or regulations.

Our Business has a Substantial Risk that Product Liability Claims and Insurance May be Expensive or Unavailable

         We may be subject to product liability claims if the use of our products is alleged to injure subjects or patients. This risk exists for products tested in human clinical trials as well as products that are approved to be sold commercially. Product liability claims could result in a recall of products or a change in the indications for which they may be used. We presently have product liability insurance coverage for claims arising from the use of our products in clinical trials; however, this insurance may not be adequate to cover all potential claims. Furthermore, product liability insurance is becoming increasingly expensive. As a result, we may not be able to maintain current amounts of insurance coverage, obtain additional insurance for clinical trials or for commercial sales or obtain insurance at a reasonable cost or in sufficient amounts to protect against losses that could have a material adverse effect on us.

We Depend on Key Personnel and Competition for Qualified Personnel is Intense, which Could Result in Delays or Additional Costs

         We believe that our ability to successfully implement our business strategy is highly dependent on our management and scientific team. The loss of services of one or more of our executive officers might hinder the achievement of our development objectives. We are also highly dependent on our ability to hire and retain qualified scientific and technical personnel. The competition for these employees is intense. We may not be able to continue to hire and retain the qualified personnel that we need for our business. Loss of the services of or failure to recruit key scientific and technical personnel could substantially hurt us and our product development efforts.

Contingent Stock Rights Could Result in Subsequent Dilution to Net Tangible Book Value of Shares

         Pursuant to the terms of our 1995 merger with Triplex Pharmaceutical Corporation, we are obligated to issue shares of our common stock to certain of their former security holders if our board of directors determines that data from clinical trials of Zintevir(R) on or before September 11, 2000 is sufficient to file an NDA with the FDA. If that event occurs, these rights will result in the issuance of up to an aggregate of $5.0 million of our common stock. These shares will be valued at the current market value of our common stock at the time the event requiring issuance of the shares occurs. As a result, current shareholders could experience further dilution in the net tangible book value per share.

Caution as to Forward-looking Statements

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our drug development programs, clinical trials, receipt of regulatory approval, capital needs, intellectual property, expectations and intentions. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "continue," "estimate," "believe" or other similar words. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements, including those listed under "Risk Factors" and elsewhere in this prospectus. The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by any of the selling stockholders. We will use any proceeds we receive from the exercise of warrants for general corporate purposes.

                              SELLING STOCKHOLDERS

         This prospectus covers a total of 4,060,098 shares of common stock to be sold by the selling stockholders, including

         o 2,932,574 shares of common stock issued and outstanding
         o 1,127,524 shares of common stock issuable upon exercise of outstanding warrants

         On April 17, 2000, we completed a private placement of 2,932,574 shares of common stock and warrants to purchase 977,524 shares of common stock. We granted a warrant to purchase 150,000 shares of our common stock to the finder who assisted us in placing the common stock, as partial payment of the finder's fee.

         We granted certain registration rights to the investors and the finder in the above-described transactions. This prospectus serves to register all of the shares of common stock subject to those registration rights.

         The table below lists:

         o all of the selling stockholders

         o the number of shares of common stock owned by each selling stockholder immediately prior to the private placement;

         o the number of shares of common stock (including those shares of common stock underlying warrants) covered by this prospectus; and

         o the amount of shares of common stock that will be owned by each selling stockholder assuming that each selling stockholder sells all of his or her shares of common stock that this prospectus registers.

                                                            SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS
                                                            -------------------------------------------------
                                           SHARES OF                                                                 NUMBER
                                          COMMON STOCK                                                            OF SHARES OF
                                              OWNED                           ISSUABLE UPON                       COMMON STOCK
                                            PRIOR TO                           EXERCISE OF                      OWNED AFTER THE
 NAME OF SELLING STOCKHOLDER             THE OFFERING(1)    OUTSTANDING         WARRANTS             TOTAL          OFFERING
------------------------------------     ---------------    -----------       -------------        ----------   ---------------
Leonard J. Adams                                     0          27,273             9,091              36,364               0
Ross D. Ain                                          0           9,091             3,030              12,121               0
Balanced Investments, LLC                            0         109,092            36,364             145,456               0
Rhett E. Brown                                       0           9,091             3,030              12,121               0
Concordia Partners, L.P.                             0         181,820            60,607             242,427               0
Archibald Cox, Jr.                                   0          90,910            30,303             121,213               0
John J. Dougherty                                    0           9,091             3,030              12,121               0
Essex Woodlands Health Ventures Fund
IV, LP                                       2,285,715       1,090,920           363,640           1,454,560       2,285,715
Harvey S. Feuerstein                                 0           9,091             3,030              12,121               0
Marc Florin                                          0          36,364            12,121              48,485               0
Albert J. Fried, Jr.                                 0         181,820            60,607             242,427               0
Joseph Galati                                        0          15,000             5,000              20,000               0
Anthony J. Gerace                                    0          18,000             6,000              24,000               0
Peter Grabler                                        0          27,273             9,091              36,364               0
Keys Foundation                                      0         181,820            60,607             242,425               0
Robert Knox                                          0          90,910            30,303             121,213               0
Frederick J. Korneiwicz                              0          21,818             7,273              29,091               0
Managed Risk Trading, LP                             0          18,182             6,061              24,243               0
Mark Mazzer                                          0          15,000             5,000              20,000               0
Mega International Corporation                       0          54,546            18,182              72,728               0
Maria Molinsky                                       0          36,364            12,121              48,485               0
M.S.B. Research                                      0         200,002            66,667             266,669               0
Narragansett I, LP                                   0         114,546            38,182             152,728               0
Narragansett Offshore, Ltd.                          0          67,274            22,425              89,699               0
Paramount Capital, Inc.                              0               0           150,000             150,000               0
Petrus Fund, L.P.                                    0         100,001            33,334             133,335               0
Joseph S. Podolski                                   0           7,273             2,424               9,697               0
Tis Prager                                           0          18,182             6,061              24,243               0
David W. Ruttenberg                                  0          18,182             6,061              24,243               0
Wayne Saker                                          0          36,364            12,121              48,485               0
Carl F. Schwartz                                 1,000           9,091             3,030              12,121           1,000
Michael H. Schwartz, Profit Sharing Plan             0          27,273             9,091              36,364               0
David M. Steinberg                                   0          18,182             6,061              24,243               0
Myron Teitelbaum, M.D.                               0          10,000             3,333              13,333               0
Mark & Sallie L. Walko                               0          18,182             6,061              24,243               0
Robert J. Whetten                                    0          36,364            12,121              48,485               0
Bruno Widmer                                         0          18,182             6,061              24,243               0

Totals                                       2,286,715       2,932,574         1,127,524           4,060,098       2,286,715

----------------------------
(1) All of the selling shareholders listed above will hold less than 1% of the outstanding shares of our common stock after this offering, except for Essex Woodlands Health Ventures Fund IV, LP which will hold 8.8%.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer the shares of common stock subject to this prospectus from time to time for their own account in transactions on the Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The methods by which the shares may be sold include:

         1. a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         2. purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         3. ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         4. privately negotiated transactions.

         We will not receive any of the proceeds from the sale of the shares of common stock subject to this prospectus by the selling stockholders except for payment of the exercise price in the event that the warrants are exercised. We have agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the selling stockholders. The selling stockholders and any broker-dealers participating in the distribution of the shares of common stock subject to this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of shares by the selling stockholders and any commissions received by any such broker-dealers may be deemed to be underwriting commission under the Securities Act.

         The shares of common stock subject to this prospectus have not been registered for sale by the selling stockholders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

         If underwriters are used in any offering of shares of common stock, the underwriter or underwriters with respect to such offering will be named in a prospectus supplement. Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the shares of common stock offered thereby. Firms not so named will have no direct or indirect participation in the underwriting of such common stock, although such a firm may participate in the distribution of such common stock under circumstances entitling it to a dealer's commission. Unless otherwise set forth in the prospectus supplement relating to such offering, any underwriting agreement pertaining to any offering of shares of common stock will:

         1. entitle the underwriters to indemnification by us and the selling stockholders against certain civil liabilities under the Securities Act;

         2. provide that the obligations of the underwriters will be subject to certain conditions precedent; and

         3. provide that the underwriters will be obligated to purchase all shares of such common stock so offered if any shares are purchased.

         If underwriters are used in any offering of common stock, the names of such underwriters, the anticipated date of delivery and other material terms of the transaction will be set forth in the prospectus supplement relating to such offering.

         Underwriters, brokers and dealers may engage in transactions with or perform services for us in the ordinary course of business.

         Offers to purchase common stock may be solicited, and sales thereof may be made, by the selling stockholders directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. Certain of such purchasers may be deemed to be underwriters with respect to any resale by them of common stock so acquired. This prospectus may be delivered by any such purchaser in connection with any such resales. Such resales may be through underwriters, brokers or dealers, or directly to one or more purchasers, all in the manner described above.

                                  LEGAL MATTERS

         Andrews & Kurth L.L.P. will issue an opinion about the legality of the shares for us.

                                     EXPERTS

         The financial statements incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

===============================================================================

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION (OTHER THAN THIS PROSPECTUS) OR TO MAKE ANY REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR A SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR OUR AFFAIRS HAVE NOT CHANGED SINCE THE DATE THEREOF.

                      ------------------------------------


                         TABLE OF CONTENTS

                                                       Page
                                                       ----

Where You Can Find More Information........................  3
Risk Factors...............................................  4
Use of Proceeds............................................ 10
Selling Stockholders....................................... 10
Plan of Distribution....................................... 12
Legal Matters.............................................. 13
Experts.................................................... 13

===============================================================================

===============================================================================

                                     ARONEX
                                PHARMACEUTICALS,
                                      INC.


                                4,060,098 Shares


                                  Common Stock



                               ------------------


                                   PROSPECTUS

                               ------------------







                                  June 2, 2000

===============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

SEC registration fee ...............         $ 2,680
NASD filing fee ....................          17,500
Blue Sky fees and expenses..........           2,835
Legal fees and expenses ............         110,000
Accounting fees and expenses........          25,000
Transfer agent and registrar fees...           3,500
Miscellaneous fees and expenses.....          16,320
                                             -------
TOTAL ..............................        $177,835
                                             =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         Article VII of the Company's Amended and Restated Certificate of Incorporation, as amended (the "Charter"), limits under certain circumstances the liability of the Company's directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL) or (iv) for any transaction from which the director derived an improper personal benefit.

         Article VIII of the Company's Charter and Article VII of the Company's Restated Bylaws provide for indemnification of the directors, officers and employees of the Company to the fullest extent permitted by law. The Company currently has a liability insurance policy which insures directors and officers of the Company in certain circumstances. The policy also insures the Company against losses as to which its directors and officers are entitled to indemnification.

ITEM 16. EXHIBITS

         (a) Exhibits


      *5.1   Opinion of Andrews & Kurth L.L.P.

     *23.1   Consent of Arthur Andersen LLP.

     *23.2   Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).

     *24.1 Powers of Attorney (included as part of the signature page of this Registration Statement).

---------------------------
* Filed herewith.

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

                  Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands, Texas, on the 31st day of May, 2000.

                      ARONEX PHARMACEUTICALS, INC.

                      By: /s/ Geoffrey F. Cox
                          -----------------------------------------------------
                              Geoffrey F. Cox
                              Chairman of the Board and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Aronex Pharmaceuticals, Inc. (the "Company") hereby constitutes and appoints Geoffrey F. Cox and Terance A. Murnane, or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

        SIGNATURE                                  TITLE                            DATE
-----------------------------    -------------------------------------------    ------------
/s/  Geoffrey F. Cox
-----------------------------           Chairman of the Board and               May 31, 2000
     Geoffrey F. Cox                     Chief Executive Officer
                                       (Principal Executive Officer)

/s/  Terance A. Murnane
-----------------------------                    Controller                     May 31, 2000
     Terance A. Murnane          (Principal Financial and Accounting Officer)

/s/  James R. Butler                              Director                      May 31, 2000
-----------------------------
     James R. Butler

/s/  Gabriel Lopez-Berestein                      Director                      May 31, 2000
-----------------------------
     Gabriel Lopez-Berestein

/s/  Phyllis I. Gardner, M.D                      Director                      May 31, 2000
-----------------------------
     Phyllis I. Gardner, M.D

/s/  Martin P. Sutter                             Director                      May 31, 2000
-----------------------------
     Martin P. Sutter

/s/  Gregory F. Zaic                              Director                      May 31, 2000
-----------------------------
     Gregory F. Zaic

/s/  David J. McLachlan                           Director                      May 31, 2000
-----------------------------
     David J. McLachlan

/s/  Paul W. Hobby                                Director                      May 31, 2000
-----------------------------
     Paul W. Hobby

                                INDEX TO EXHIBITS

     EXHIBIT NO.    DESCRIPTION
     -----------    ------------
          *5.1      Opinion of Andrews & Kurth L.L.P.
         *23.1      Consent of Arthur Andersen LLP
         *23.2      Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
         *24.1      Powers of Attorney  (included as part of the signature page of this Registration Statement).

---------------------------
* Filed herewith.